Exhibit 99.3
Amendment No. 1
to
Ultralife Batteries, Inc.
Amended and Restated 2004 Long-Term Incentive Plan
The first sentence of Section 4(a) of the Ultralife Batteries, Inc. Amended and Restated 2004 Long-Term Incentive Plan is hereby amended to read as follows:
     Section 4.    Shares of Stock Subject to the Plan.
In General. The maximum number of shares of Stock which shall be available for the grant or issuance of Awards under the Plan (including ISOs) during its term shall not exceed 1,500,000 (plus any shares of Stock which are or become available under Section 2 hereof, which shares shall also be available for the grant or issuance of Awards under the Plan); provided, however, that no more than 200,000 shares of Stock may be used for Awards other than Options or SARs.
The balance of Section 4(a) shall remain the same as shall all of the other provisions of the Ultralife Batteries, Inc. Amended and Restated 2004 Long-Term Incentive Plan.
IN WITNESS WHEREOF, this Amendment No. 1 has been approved by the stockholders of Ultralife Batteries, Inc. on the 8th day of June, 2006.

/s/ Peter F. Comerford Peter F. Comerford Vice President of Administration and General Counsel